UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2009
UCBH Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24947	94-3072450

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

555 Montgomery Street
San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 315-2800
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Appointment of Certain Officers
     On October 29, 2009, UCBH Holdings, Inc. and United Commercial Bank (collectively, the “Company”) received all required regulatory approvals for the appointment of Ms. Doreen Woo Ho, age 62, as President and Chief Executive Officer of the Company. As previously announced, Ms. Ho was appointed Acting President and Chief Executive Officer in September 2009, subject to final approval by the appropriate regulatory agencies. An employment agreement between the Company and Ms. Ho was previously reported in a Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 14, 2009.
     Prior to this appointment, Ms. Ho served as President of Community Banking of the Company since January 2009. Previously, Ms. Ho joined Wells Fargo & Company in 1998, where she headed its Consumer Credit Group. Ms. Ho also oversaw Wells Fargo’s Enterprise Marketing Group, where she was responsible for its global branding, advertising and marketing programs, as well as strategic oversight for all lines of business marketing groups across the organization. Prior to Wells Fargo, Ms. Ho was with Citibank from 1974 through 1998, where she held multiple positions in corporate banking, consumer lending, retail banking and business banking. Ms. Ho is a graduate of Smith College and Columbia University, where she earned a bachelor’s degree and master’s degree respectively in History and East Asian Studies.
Appointment of Director
     On October 29, 2009, the Company received all required regulatory approvals for the appointment of Ms. Doreen Woo Ho to the Board of Directors of the Company. This appointment is effective upon receiving all such approvals.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCBH HOLDINGS, INC.
Date: October 30, 2009	By:	/s/ Dennis A. Lee
Dennis A. Lee
Senior Vice President and Corporate Counsel